EXHIBIT 99

News Release

Contact:
Michael S. Olsen
Executive Vice President and Chief Financial Officer
414-319-8507

JOY GLOBAL INC. ANNOUNCES FOURTH QUARTER AND
FISCAL 2011 YEAR-END OPERATING RESULTS

Milwaukee, WI – December 14, 2011 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and full year fiscal 2011 results.

Fourth quarter bookings increased 33 percent to $1.4 billion in fiscal 2011, compared to the fourth quarter of last year.  Operating income increased 31 percent to $296 million on a revenue increase of 27 percent to $1.3 billion.  Income from continuing operations was up 33 percent to $195 million, or $1.83 per fully diluted share, compared to income from continuing operations of $146 million, or $1.39 per fully diluted share, for last year’s fourth quarter.  Earnings per share were reduced by $0.07 in the quarter and $0.18 for the full year by acquisition transaction costs and excess purchase accounting attributable to the LeTourneau Technologies, Inc. (“LeTourneau”) acquisition.

Fourth Quarter and Full Year Highlights

“Our fourth quarter was a good finish to an exceptional year,” said Mike Sutherlin, President and Chief Executive Officer.  “Bookings were strong as our customers continue to move ahead with mine expansion projects.  Sales were up almost 18 percent from last year and exceptional operating leverage delivered margins of almost 23 percent, excluding the impact of acquisition related activities.”

“The strong fourth quarter performance enabled us to deliver a record year in most categories.  Bookings for the year were up over 40 percent, and allowed us to grow sales by more than 20 percent and still carry strong backlogs into fiscal 2012.  Even after funding this strong growth, we generated $500 million in cash from operations in fiscal 2011.  Operating margins for the year were 21 percent, including all acquisition costs.  In fact, margin improvement was essentially the same with or without the acquisition activity, as LeTourneau’s five months of reported results all but covered the costs related to all three transactions.   This demonstrates the continued operational efficiency of our core businesses, and the positive contribution of the LeTourneau loader product line from day one,” said Sutherlin.

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100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

Joy Global

Fourth Quarter Operating Results

Bookings - (in millions)

	Quarter Ended
	October 28	October 29%
	2011	2010	Change

Underground Mining Machinery	$632.7	$617.3	2.5%
Surface Mining Equipment	678.8	456.5	48.7%
Eliminations	(35.5)	(29.1)
Subtotal	1,276.0	1,044.7	22.1%

LeTourneau Mining	115.8	-

Total	$1,391.8	$1,044.7	33.2%

The 33 percent increase in fourth quarter bookings included $116 million from LeTourneau.  Orders for the core Joy underground and P&H surface mining equipment business increased 22 percent over the fourth quarter of last year, with original equipment orders up 25 percent and orders for aftermarket parts and services up 20 percent.

Original equipment orders were up as mining companies continue to increase production at existing mines and bring new mines on line.  The increase in aftermarket orders resulted from a larger operating fleet of equipment, increased mining production volume and more difficult mining conditions.  The increase in orders is net of a $59 million reduction in fourth quarter orders due to a stronger U.S. dollar than in the fourth quarter of last year.

Orders for underground original equipment exhibited typical lumpiness, with a 24 percent decrease from last year’s fourth quarter, while the increase in orders for underground aftermarket parts and services was unusually strong at 24 percent.  The decline in original equipment bookings was almost all attributable to the adjustment of beginning backlog for exchange rate movements.  The backlog adjustment was particularly significant due to the large amount of underground backlog currently denominated in Australian dollars.  Overall, orders for the Joy underground mining machinery business were reduced by 6 percent due to the unfavorable impact in foreign exchange rates, and were up 3 percent net of these adjustments.  Orders for underground original equipment increased in the United States and Eurasia, but were down in Australia, China and South Africa due to the timing of projects.  The increase in aftermarket bookings was strongest in China, Eurasia and the United States.

Bookings for the core P&H business, excluding LeTourneau, were up 49 percent from the fourth quarter of last year.  This increase was reduced by 6 percent due to unfavorable movement in foreign exchange rates.  Although aftermarket orders for surface parts and services were up 16 percent from last year, the majority of the total increase came from surface original equipment, which more than doubled from the prior year.  Original equipment orders for surface equipment were broadly disbursed across geographies and commodities, including the United States, Canada, Latin America, China and Russia, for use in coal, copper, oil sands and gold mining operations.

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Joy Global

Net Sales - (in millions)

	Quarter Ended
	October 28	October 29%
	2011	2010	Change

Underground Mining Machinery	$748.1	$648.0	15.4%
Surface Mining Equipment	524.4	434.0	20.8%
Eliminations	(38.8)	(33.1)
Subtotal	1,233.7	1,048.9	17.6%

LeTourneau Mining	101.6	-

Total	$1,335.3	$1,048.9	27.3%

Excluding LeTourneau, net sales for the fourth quarter of fiscal 2011 increased 18 percent to $1.2 billion, while original equipment and aftermarket sales were each up 18 percent over the prior year.  Changes in foreign exchange rates increased net sales by $14 million compared to a year ago.

Net sales of underground mining equipment rose 15 percent in the fourth quarter compared to a year ago.  Original equipment shipments were up 15 percent and aftermarket shipments were up 16 percent over the prior year fourth quarter.  The original equipment sales were driven by higher shipments in Australia, the United States and South Africa.  Aftermarket sales were up in all markets.

Net sales of surface mining equipment were up 21 percent in the fourth quarter.  Original equipment sales increased 25 percent and aftermarket sales were up 19 percent.  The increase in original equipment sales was led by Australia and South America, with aftermarket sales up across all regions.

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Joy Global

Operating Profit - (in millions)
	Quarter Ended
	October 28	October 29	Return on Sales
	2011	2010	2011	2010

Underground Mining Machinery	$188.5	$149.3	25.2%	23.0%
Surface Mining Equipment	114.7	96.0	21.9%	22.1%
Corporate Expenses	(12.3)	(10.4)
Eliminations	(8.8)	(8.3)
Subtotal	282.1	226.6	22.9%	21.6%

LeTourneau Mining	22.6	-	22.2%	N/A
Subtotal	304.7	226.6	22.8%	21.6%

Excess Purchase Accounting	(5.6)	-
Acquisition Costs	(6.2)	-
IMM Equity Accounting	3.4	-

Total	$296.3	$226.6	22.2%	21.6%

Excluding the results from the LeTourneau acquisition, the equity earnings associated with the    IMM shares owned by the Company, and acquisition transaction costs, operating income was $282 million in the fourth quarter of fiscal 2011, compared to $227 million in the fourth quarter of last year.  Return on sales was 22.9 percent in the fourth quarter, compared to 21.6 percent last year, before these items.

The current quarter results include $22.6 million of operating profit from LeTourneau, which was reduced by $3.2 million of ongoing purchase accounting depreciation and amortization.  The fourth quarter fiscal 2011 also includes $5.6 million of excess purchase accounting associated with the write-up of the acquired inventory and backlog of LeTourneau, $6.2  million in acquisition costs related primarily to financing transactions associated with the pending purchase of the remaining shares of IMM, and profit of $3.4 million related to the Company’s estimated share of IMM profits for the period the Company owned the shares.

The increase in operating profit before the acquisition activities was due to higher sales volume, a favorable mix of aftermarket sales, price realization and favorable manufacturing overhead absorption.  These items were partially offset by an increase in selling, engineering and administrative expenses.

Net interest expense increased to $11 million in the fourth quarter of 2011 from $4 million in the prior year.  The increase in interest expense is attributable to incremental borrowings associated with acquisition financing.

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Joy Global

The effective income tax rate was 31.7 percent in the fourth quarter of fiscal 2011, compared to 34.1 percent last year.  The effective tax rate is net of $2.8 million of discrete tax adjustment charges in the current quarter versus charges of $7 million in the prior year.  Excluding these discrete adjustments would result in an effective tax rate of approximately 30.7 percent in the fourth quarter of fiscal 2011 and 31.1 percent in the fourth quarter of the prior year.  The decrease is due to a mix of geographic earnings and the implementation of tax planning initiatives.

Impact of Unusual Items on Earnings Per Share

	Quarter Ended
	October 28, 2011		October 29, 2010
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Income from Continuing
Operations, As Reported	$195.0	$1.83	$146.3	$1.39

Add:
Excess Purchase Accounting, net of tax	3.6	0.03	-	-
Acquisition Costs, net of tax	4.2	0.04	-	-
Incremental Interest Expense, net of tax	4.7	0.04	-	-
Discrete Tax Charges	2.8	0.03	7.0	0.07

Deduct:
LeTourneau Mining, net of tax	14.1	0.13	-	-
IMM Equity Accounting, net of tax	2.5	0.02	-	-

Income from Continuing Operations
Before Unusual Items	$193.7	$1.82	$153.3	$1.46

Income from continuing operations was $195 million, or $1.83 per fully diluted share, in the fourth quarter of fiscal 2011, compared to income from continuing operations of $146 million, or $1.39 per fully diluted share, in the fourth quarter of the prior year.  The table above lists the unusual items that affected fourth quarter earnings per share compared to the same quarter last year.

Cash generated from continuing operations was $151 million in the fourth quarter of fiscal 2011, compared to cash generated from continuing operations of $211 million a year ago.  The decrease in cash generated from continuing operations was due primarily to an increase in inventories to support planned shipments which was partially offset by an increase in accounts payable.

The Company purchased $236 million in shares of IMM during the fourth quarter of 2011, bringing its total ownership to 28.1 percent.  The Company still awaits approval of the Anti-monopoly Bureau of the Ministry of Commerce (“MOFCOM”) of the People’s Republic of China to complete its acquisition of the 41.1 percent of the outstanding shares of IMM from an affiliate of The Jordan Company L.P., after which it will commence a mandatory tender offer for the remaining outstanding shares.

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Joy Global

During the fourth quarter, the Company closed the previously announced sale of LeTourneau’s drilling products business to Cameron International Corporation for $375 million, subject to a post closing working capital adjustment.

Capital expenditures were $35 million in the fourth quarter of fiscal 2011, compared to $22 million in the prior year’s fourth quarter.

Full Year Fiscal 2011 Operating Results

Fiscal 2011 full year results include LeTourneau operating results for the 19-week period from June 22, 2011 through the end of the fiscal year.

Bookings - (in millions)
	Year Ended
	October 28	October 29%
	2011	2010	Change

Underground Mining Machinery	$3,102.3	$2,408.2	28.8%
Surface Mining Equipment	2,517.5	1,580.5	59.3%
Eliminations	(167.8)	(115.0)
Subtotal	5,452.0	3,873.7	40.7%

LeTourneau Mining	139.4	-

Total	$5,591.4	$3,873.7	44.3%

Excluding LeTourneau, bookings for fiscal 2011 increased 41 percent to $5.5 billion, from $3.9 billion in the prior year.  The increase in bookings was led by strong growth in Australia, South America and the United States.  Fiscal 2011 bookings include $179 million from the favorable impact of foreign exchange rates.

Total backlog at the end of fiscal 2011 was $3.3 billion, compared to $1.8 billion at the beginning of the fiscal year.  The increase reflects a positive book-to-bill ratio during fiscal 2011 plus a $247 million addition of LeTourneau backlog at the time of its acquisition.

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Joy Global

Net Sales - (in millions)

	Year Ended
	October 28	October 29%
	2011	2010	Change

Underground Mining Machinery	$2,576.6	$2,126.8	21.2%
Surface Mining Equipment	1,814.4	1,518.6	19.5%
Eliminations	(132.0)	(121.1)
Subtotal	4,259.0	3,524.3	20.8%

LeTourneau Mining	144.9	-

Total	$4,403.9	$3,524.3	25.0%

Net sales, excluding LeTourneau, increased 21 percent to $4.3 billion in fiscal 2011, compared to $3.5 billion in the prior year. Original equipment sales increased 18 percent and aftermarket sales were up 23 percent for the year. The increases in original equipment sales were led by the United States, South America and Australia, while aftermarket sales were up across all regions.

Operating Profit - (in millions)
	Year Ended
	October 28	October 29	Return on Sales
	2011	2010	2011	2010

Underground Mining Machinery	$594.6	$433.9	23.1%	20.4%
Surface Mining Equipment	399.3	336.2	22.0%	22.1%
Corporate Expenses	(48.7)	(43.1)
Eliminations	(31.9)	(29.9)
Subtotal	913.3	697.1	21.4%	19.8%

LeTourneau Mining	31.2	-	21.5%	N/A
Subtotal	944.5	697.1	21.4%	19.8%

Excess Purchase Accounting	(8.0)	-
IMM Equity Accounting	3.4	-
Acquisition Transaction Costs	(19.7)	-

Total	$920.2	$697.1	20.9%	19.8%

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Joy Global

Excluding the results from the LeTourneau acquisition, the equity earnings associated with the    IMM shares owned by the Company, and the acquisition transaction costs, operating profit was $913 million, or 21.4 percent of sales, for fiscal 2011, compared to $697 million, or 19.8 percent of sales, in the prior year.  The incremental change in operating profit was 29 percent on the $735 million increase in net sales.  The increase in operating profit was attributable to higher sales volume, favorable mix, price realization, and favorable manufacturing overhead absorption.  Foreign currency translation favorably impacted operating profit by $19 million in fiscal 2011.

Net interest expense of $24 million in fiscal 2011 increased from net interest expense of $17 million in the prior year, with the increase attributable to acquisition financing.  The effective tax rate was 29.6 percent in fiscal 2011, compared to 32.0 percent in fiscal 2010.  The lower rate was primarily due to a favorable geographic mix of earnings, the implementation of tax planning initiatives, and higher net discrete tax benefits recorded in the current year.

Impact of Unusual Items on Earnings Per Share	Year Ended
	October 28, 2011		October 29, 2010
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Income from Continuing
Operations, As Reported	$631.0	$5.92	$461.5	$4.40

Add:
Excess Purchase Accounting, net	5.6	0.05	-	-
Acquisition Costs, net	13.6	0.13	-	-
Incremental Interest Expense, net	5.2	0.05	-	-

Deduct:
LeTourneau Mining, net	20.4	0.19	-	-
IMM Equity Accounting, net	2.5	0.02	-	-
Discrete Tax Benefits	5.4	0.05	3.4	0.03

Income from Continuing Operations Before Unusual Items	$627.1	$5.89	$458.1	$4.37

Income from continuing operations was $631 million, or $5.92 per fully diluted share, in fiscal 2011, compared to income from continuing operations of $461 million, or $4.40 per fully diluted share, in fiscal 2010.  The table above lists the unusual items that affected fiscal 2011 earnings per share compared to the prior fiscal year.

Cash generated from continuing operations was $500 million in fiscal 2011, a decrease of $83 million from fiscal 2010.  The decrease in cash from continuing operations was largely due to increases in inventory and accounts receivable, partially offset by the higher net income and increased customer advance payments.  Accounts receivable increased as a result of the higher fiscal 2011 sales volume.  Inventories increased in support of planned future shipments and the higher number of machines in the field.

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Joy Global

Capital expenditures were $111 million in fiscal 2011, compared to $73 million in fiscal 2010, due to continued investments in global capacity and aftermarket service infrastructure.  Capital expenditures for fiscal 2012 are expected to be approximately $200 million.

Market Outlook

Commodity demand is correlated to economic trends, and slowing global growth is tempering the demand for mined commodities.  Spot prices for coal, copper and iron ore are down from their highs earlier this year by as much as 20 percent.  However, these numbers need interpretation.  First, de-stocking has reduced commodity imports below end-use demand, and set the stage for subsequent re-stocking.  China’s imports of both copper and coal were reduced earlier this year as stock levels were reduced by rising prices and tightening credit.  India’s imports of seaborne coal have been similarly reduced, and this has lowered stock levels at power generating plants to the lowest levels in three years.  Steel production in China is down over 15 percent since the summer as trader inventories were forced down by tight credit policies.  With better pricing and more constructive credit policies, commodity demand is expected to see improvement from restocking.  Secondly, reduced prices will have a greater effect on the higher marginal cost producers.  It is estimated that 15 percent of the combined volume of seaborne and China domestic iron ore has a production cost of $140 per metric tonne or higher.  As iron ore spot prices dropped from their highs of $190 per dry metric tonne earlier this year to their lows of $117 in October, high cost producers from China and India were forced out of the market and prices have since stabilized at around $140.  The result is a better market for the larger, better capitalized and more efficient mines.

Mining companies generally expect today’s sluggish demand to return to strong growth well before the lead time to bring new mine production on line. This view is based on a number of factors.  For one, global industrial capacity utilization has remained in the mid-70 percent range as economies slowed.  Conversely, industrial capacity utilization in 2009 dropped below end-use demand to generate cash from inventory reduction.  Today’s industrial sector inventories remain at historically low levels in days of supply, and inventory reduction is not expected to be an additional drag on commodity demand.

The global mining industry currently operates with little available excess capacity.  Although down from earlier peaks, current spot prices for coal, copper and iron ore are up by 50 to 75 percent over the past two years and provide sufficient returns to justify continued mine expansion by all but the highest cost producers.  A positive longer term outlook combined with stronger balance sheets and substantial cash on hand allows mining companies to continue making strategic investment decisions despite near term uncertainty.  Miners remain focused on deploying capital expenditures to generate organic growth throughout the cycle.  As a result, a number of major mining companies have announced increased capital expenditure budgets for 2012, and they continue to receive Board approvals of major green field projects.

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Joy Global

Although the China economy has been slowing, it continues to signal a soft landing.  The growth in Gross Domestic Product was 9.1 percent in the third quarter, which is down only modestly from the 9.7 percent peak earlier this year.  Inflation as measured by the Consumer Price Index was down to 4.2 percent in November from 5.5 percent in October.  October saw the fastest growth in Chinese manufacturing output in six months, and there was further improvement in November.  Coal imports reached a record level in September and are expected to remain strong for the balance of the year as stockpiles are rebuilt for the winter heating season.  China copper consumption should be up 8 percent this year and could reach 7 million metric tonnes, driving imports to a 17-month high in October.  And finally, China’s 12th Five Year Plan calls for $840 billion U.S. dollars to be spent on investments in power generation and the electricity grid, and this will add support to long term commodity demand in China.

India has become a significant importer of seaborne coal, and its imports are expected to reach 200 million metric tonnes over the next few years.  The government target of 660 million tonnes for coal production this year should easily be missed by more than 100 million tonnes.  Coal India, Ltd.’s 8 percent production decline in the third quarter is part of this miss.  As a result, coal stockpiles at power plants are down 30 percent and power cuts are possible.

In the U.S. coal market, production has mostly been linked to export demand.  Exports of U.S. coal are up over 50 percent from last year, and should reach 100 million tons by year end.  This would be the highest volume of exports since 1992, and as a result coal production is up while stockpiles at utilities have declined to 148 million tons.  The average price of Central Appalachian coal is up 15 percent from last year and mining customers are investing in mine and port expansions to increase exports based on the long-term outlook for seaborne demand.

Copper markets continue to be subject to disruptions and long-term declining ore grades, which keeps the market in a supply deficit.  Disruptions have become routine and are predictable at 5 to 6 percent of volume.  As a result, copper production should be flat with last year, creating a supply deficit of around 250 thousand tonnes.  This should keep copper prices above $3.50 per pound, with significant long term opportunity to the upside.   This outlook and long lead time for mine expansion keeps a large number of copper projects in development.

Company Outlook

Although commodity demand is expected to remain sluggish in the near term, any downside  should be mitigated by the restocking of commodities and helped by industrial inventories that are already at historically low levels.  In addition, demand in the near term could shift to lower cost producers as high marginal cost mines are squeezed out.  As a result, the Company expects near term production to grow at a more tempered pace until the global economies provide stronger direction.  This will affect aftermarket demand, especially if older machines are parked while new machines are commissioned.  Customers are expected to continue their investment in strategic projects while they monitor the market trends.  Announced customer capital expenditure budgets should be up modestly this year, but the flow-over from 2011 will make actual spend higher.  However, a cautionary tone is expected to focus customers on the development of priority projects and on completing existing and planned expansions rather than adding to the pipeline, and this could result in a leveling of original equipment orders if the current macroeconomic conditions persist.

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Joy Global

“We expect demand to grow at a more moderate rate in 2012, and our focus will be on long term growth and efficiencies,” continues Sutherlin.  “In addition to delivery commitments and aftermarket capabilities, we will accelerate our Operational Excellence program while we focus on efficiencies and leverage that will take costs out of overheads and other scalable functions.  This will enable us to continue improving margins even with the pressures that will come from a slower market.  Consistent with the outlook of current sluggishness leading to the return of strong growth, we will continue to move ahead with our capacity upgrades and expansion plans to meet the long term needs of our customers. As a result, we will increase our capital expenditure budget to $200 million, up from the $150 million we budgeted and the $111 million we actually spent in 2011,” said Sutherlin

“Our guidance for 2012 includes the LeTourneau mining business as a product line reported within our P&H surface mining equipment business, but IMM will not be incorporated into our 2012 guidance until after we have completed its acquisition.  Any further acquisition costs are also not included in the guidance.  With this qualification, we expect our fiscal 2012 revenues to be between $5.3 billion and $5.5 billion.  We expect to continue to deliver operating leverage of 25 percent, and this will translate into earnings per fully diluted share between $7.00 and $7.40.  LeTourneau is expected to contribute $400 million to 2012 revenues and $0.41 to earnings per share.  This includes $0.15 of purchase accounting charges, of which $0.08 is expected to continue beyond LeTourneau’s first year,” concluded Sutherlin.

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s fourth quarter results at 11:00 a.m. EST on December 14, 2011.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EST start time of the call.  A rebroadcast of the call will be available until the close of business on January 4, 2012 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on January 27, 2012.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

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Joy Global

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOY-F

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Year Ended
	October 28,	October 29,	October 28,	October 29,
	2011	2010	2011	2010

Net sales	$1,335,293	$1,048,888	$4,403,906	$3,524,334
Costs and expenses:

Cost of sales	883,990	697,281	2,897,605	2,350,708
Product, selling and admin. expenses	163,025	126,089	602,010	480,636
Other income	(8,049)	(1,059)	(15,888)	(4,113)
Operating income	296,327	226,577	920,179	697,103

Interest expense, net	(10,711)	(3,904)	(24,311)	(16,769)
Reorganization items	-	(570)	(35)	(1,310)
Income from continuing operations before income taxes	285,616	222,103	895,833	679,024

Provision for income taxes	90,623	75,765	264,831	217,525
Income from continuing operations	194,993	146,338	631,002	461,499

Loss from discontinued operations, net of income taxes	(22,646)	-	(21,346)	-

Net income	$172,347	$146,338	$609,656	$461,499

Basic earnings per share:
Continuing operations	$1.85	$1.41	$6.01	$4.47
Discontinued operations	(0.22)	-	(0.20)	-
Net income	$1.63	$1.41	$5.81	$4.47

Diluted earnings per share:
Continuing operations	$1.83	$1.39	$5.92	$4.40
Discontinued operations	(0.21)	-	(0.20)	-
Net income	$1.62	$1.39	$5.72	$4.40

Dividends per share	$0.175	$0.175	$0.70	$0.70

Weighted average shares outstanding:
Basic	105,253	103,531	104,916	103,196
Diluted	106,725	105,421	106,537	104,905

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(Unaudited)
(In thousands)

	October 28,	October 29,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$288,321	$815,581
Cash held in escrow	866,000	-
Accounts receivable, net	884,696	674,135
Inventories	1,334,134	764,945
Other current assets	193,542	107,266
Current assets of discontinued operations	288	-
Total current assets	3,566,981	2,361,927

Property, plant and equipment, net	539,571	378,024
Other intangible assets, net	385,441	178,831
Goodwill	428,478	125,686
Investment in unconsolidated affiliate	380,154	-
Deferred income taxes	73,124	149,654
Other non-current assets	55,408	76,891
Non-current assets of discontinued operations	172	-
Total assets	$5,429,329	$3,271,013

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term obligations	$35,895	$1,550
Trade accounts payable	452,519	291,742
Employee compensation and benefits	147,664	128,132
Advance payments and progress billings	771,841	376,300
Accrued warranties	82,737	62,351
Other accrued liabilities	206,337	163,249
Current liabilities of discontinued operations	27,579	-
Total current liabilities	1,724,572	1,023,324

Long-term obligations	1,356,412	396,326

Accrued pension costs	332,452	428,348
Other non-current liabilities	61,124	80,649

Shareholders' equity	1,954,769	1,342,366

Total liabilities and shareholders' equity	$5,429,329	$3,271,013

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	October 28,	October 29,	October 28,	October 29,
	2011	2010	2011	2010

Operating Activities:
Income from continuing operations	$194,993	$146,338	$631,002	$461,499
Loss from discontinued operations	(22,646)	-	(21,346)	-
Depreciation and amortization	28,441	14,879	79,110	59,749
Other, net	51,853	(28,665)	(53,318)	(54,542)

Changes in working capital:
Change in accounts receivable, net	(48,008)	(59,016)	(112,910)	(66,247)
Change in inventories	(131,949)	15,413	(391,129)	(6,059)
Change in trade accounts payable	101,851	32,656	120,745	83,368
Change in adv payments and progress billings	(1,657)	16,221	301,818	46,530
Change in other working capital items	(44,035)	72,734	(75,592)	59,191
Net cash provided by operating activities	151,489	210,560	499,726	583,489
Net cash provided by discontinued operating activities	7,411	-	4,967	-

Investing Activities:
Property, plant, and equipment acquired	(35,334)	(22,149)	(110,523)	(73,474)
Investments in LeTourneau and IMM	(243,916)	-	(1,425,690)	-
Proceeds from sale of LeTourneau Drilling Systems, Inc.	375,000	-	375,000	-
Deposits of cash into escrow	(866,000)	-	(866,000)	-
Other - net	2,822	173	5,336	(1,441)
Net cash used by investing activities	(767,428)	(21,976)	(2,021,877)	(74,915)
Net cash provided by discontinued investing activities	361	-	-	-

Financing Activities:
Share-based payment awards	-	12,232	68,323	36,419
Dividends paid	(18,392)	(18,085)	(73,262)	(72,088)
Financing fees	(3,625)	-	(13,060)	-
Debt borrowings (repayments)	485,854	(136,302)	994,715	(149,387)
Net cash provided (used) by financing activities	463,837	(142,155)	976,716	(185,056)
Net cash provided by discontinued financing activities	-	-	-	-

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(10,441)	20,510	13,208	20,378

(Decrease) Increase in Cash and Cash Equivalents	(154,771)	66,939	(527,260)	343,896

Cash and Cash Equivalents at the Beginning of Period	443,092	748,642	815,581	471,685

Cash and Cash Equivalents at the End of Period	$288,321	$815,581	$288,321	$815,581

Supplemental cash flow information:
Interest paid	$4,193	$1,220	$33,505	$28,732
Income taxes paid	53,068	30,763	209,063	147,954

Depreciation and amortization by segment:
Underground Mining Machinery	$9,768	$9,803	$40,537	$39,142
Surface Mining Equipment	18,614	5,033	38,339	20,472
Corporate	59	43	234	135
Total depreciation and amortization	$28,441	$14,879	$79,110	$59,749

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 28, 2011	October 29, 2010	Change
Net Sales By Segment:
Underground Mining Machinery	$748,144	$647,953	$100,191	15.5%
Surface Mining Equipment	625,981	434,050	191,931	44.2%
Eliminations	(38,832)	(33,115)	(5,717)	-17.3%
Total Sales By Operation	$1,335,293	$1,048,888	$286,405	27.3%

Net Sales By Product Stream:
Aftermarket Revenues	$760,143	$616,631	$143,512	23.3%
Original Equipment Revenues	575,150	432,257	142,893	33.1%
Total Sales By Product Stream	$1,335,293	$1,048,888	$286,405	27.3%

Net Sales By Geography:
United States	$608,698	$410,830	$197,868	48.2%
Rest of World	726,595	638,058	88,537	13.9%
Total Sales By Geography	$1,335,293	$1,048,888	$286,405	27.3%

	Quarter Ended
	October 28, 2011	October 29, 2010	% of Net Sales
Operating Income By Segment:
Underground Mining Machinery	$188,455	$149,331	25.2%	23.0%
Surface Mining Equipment	131,799	95,988	21.1%	22.1%
Corporate	(15,145)	(10,449)	-	-
Eliminations	(8,782)	(8,293)	-	-
Total Operating Income	$296,327	$226,577	22.2%	21.6%

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Year Ended
	October 28,	October 29,
	2011	2010	Change
Net Sales By Segment:
Underground Mining Machinery	$2,576,625	$2,126,788	$449,837	21.2%
Surface Mining Equipment	1,959,353	1,518,605	440,748	29.0%
Eliminations	(132,072)	(121,059)	(11,013)	-9.1%
Total Sales By Operation	$4,403,906	$3,524,334	$879,572	25.0%

Net Sales By Product Stream:
Aftermarket Revenues	$2,618,526	$2,097,590	$520,936	24.8%
Original Equipment Revenues	1,785,380	1,426,744	358,636	25.1%
Total Sales By Product Stream	$4,403,906	$3,524,334	$879,572	25.0%

Net Sales By Geography:
United States	$2,011,516	$1,533,557	$477,959	31.2%
Rest of World	2,392,390	1,990,777	401,613	20.2%
Total Sales By Geography	$4,403,906	$3,524,334	$879,572	25.0%

	Year Ended
	October 28,	October 29,
Operating Income By Segment:	2011	2010	% of Net Sales
Underground Mining Machinery	$595,262	$433,902	23.1%	20.4%
Surface Mining Equipment	422,472	336,236	21.6%	22.1%
Corporate	(65,693)	(43,126)	-	-
Eliminations	(31,862)	(29,909)	-	-
Total Operating Income	$920,179	$697,103	20.9%	19.8%

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 28,	October 29,
	2011	2010	Change
Bookings By Segment:
Underground Mining Machinery	$632,715	$617,268	$15,447	2.5%
Surface Mining Equipment	794,683	456,484	338,199	74.1%
Eliminations	(35,587)	(29,119)	(6,468)	-
Total Bookings By Operation	$1,391,811	$1,044,633	$347,178	33.2%

Bookings By Product Stream:
Aftermarket Bookings	$775,059	$614,222	$160,837	26.2%
Original Equipment Bookings	616,752	430,411	186,341	43.3%
Total Bookings By Product Stream	$1,391,811	$1,044,633	$347,178	33.2%

	Year Ended
	October 28,	October 29,
	2011	2010	Change
Bookings By Segment:
Underground Mining Machinery	$3,102,288	$2,408,250	$694,038	28.8%
Surface Mining Equipment	2,656,918	1,580,463	1,076,455	68.1%
Eliminations	(167,767)	(114,999)	(52,768)	-
Total Bookings By Operation	$5,591,439	$3,873,714	$1,717,725	44.3%

Bookings By Product Stream:
Aftermarket Bookings	$2,806,224	$2,283,393	$522,831	22.9%
Original Equipment Bookings	2,785,215	1,590,321	1,194,894	75.1%
Total Bookings By Product Stream	$5,591,439	$3,873,714	$1,717,725	44.3%

	Amounts as of:
	October 28,	July 29,	April 29,	January 28,
	2011	2011	2011	2011
Backlog By Segment:
Underground Mining Machinery	$1,739,932	$1,855,361	$1,781,605	$1,524,761
Surface Mining Equipment	1,560,393	1,405,284	917,718	687,270
Eliminations	(46,991)	(63,829)	(60,182)	(34,992)
Total Backlog By Operation	$3,253,334	$3,196,816	$2,639,141	$2,177,039

Backlog By Product Stream:
Aftermarket Backlog	$825,195	$810,279	$769,230	$678,442
Original Equipment Backlog	2,428,139	2,386,537	1,869,911	1,498,597
Total Backlog By Product Stream	$3,253,334	$3,196,816	$2,639,141	$2,177,039